SKILLZ 2020 OMNIBUS INCENTIVE PLAN
CEO SPECIAL PERFORMANCE STOCK UNIT AWARD AGREEMENT
THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of December 19, 2025 by and between Skillz Inc., a Delaware corporation (the “Company”), and Andrew Paradise (the “Participant”), pursuant to the Skillz Inc. 2020 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.
WHEREAS, the Company has adopted the Plan in order to grant Awards from time to time to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates; and
WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Administrator has determined that it is in the interest of the Company to make this grant to the Participant;
NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:
1.Grant of Performance Stock Units.
As of December 19, 2025 (the “Grant Date”), the Participant will be credited with the number of Performance Stock Units equal to $3,000,000 divided by the 90-calendar day volume-weighted average price for the Company’s Class A Common Stock as of the trading day prior to January 1, 2025 (the “Target Award”). From 0% to a maximum of 200% of the Target Award (the “Maximum Award”) may be earned based on the achievement of Stock Price Milestones, as set forth below. Each Performance Stock Unit is a notional amount that represents the right to receive one (1) share of Class A Common Stock of the Company (a “Share”), subject to the terms and conditions of the Plan and this Agreement, if and when the Performance Stock Unit vests.
2.Vesting of Performance Stock Units.
(a)Tranches. The Maximum Award is divided into eight (8) tranches (each a “Tranche”), with each Tranche representing the number of Performance Stock Units equal to twenty-five percent (25%) of the Target Award and having the Stock Price Milestone specified next to the applicable Tranche number in the table below.

Tranche	Stock Price Milestone	Incremental Percentage of Target Award Earned	Cumulative Percentage of Target Award Earned
0	< $9.00	0%	0%
1	$9.00	25%	25%
2	$10.33	25%	50%
3	$11.67	25%	75%
4	$13.00	25%	100%
5	$14.50	25%	125%
6	$16.00	25%	150%
7	$17.50	25%	175%
8	$19.00	25%	200%

For example, if the Target Award is 450,000 Performance Stock Units, each Tranche would represent 112,500 Performance Stock Units, and the Maximum Award would be 900,000 Performance Stock Units.

(b)Vesting.
(i)Vesting During the Performance Period. Each Tranche shall vest if and when during the Performance Period the Company’s Stock Price equals or exceeds the applicable Stock Price Milestone (each as defined below), subject to the Participant’s continuous service with the Company (“Service”) through such date, except as provided in Section 3, and subject further to the Administrator’s determination, approval and certification that the requisite vesting conditions for the applicable Tranche have been satisfied (a “Certification”).
(ii)Pro-rata Vesting at the End of the Performance Period. If, on the last day of the Performance Period, the Company’s Stock Price is between two Stock Price Milestones, the Tranche associated with the higher Stock Price Milestone shall vest pro-rata using straight-line interpolation, subject to the Participant’s Service through the end of the Performance Period, except as provided in Section 3, and subject to Certification; provided that no Performance Stock Units shall vest if the Company’s Stock Price is less than $9.00. For example, if the Company’s Stock Price is $16.50 on the last day of the Performance Period, one third (1/3) of Tranche 6 would vest (8.33% of the Target Award would vest). Any Performance Stock Units that fail to vest at the end of the Performance Period shall be forfeited and cancelled automatically.
(iii)Assessment. During the Performance Period, the Administrator shall regularly assess whether the vesting requirements have been satisfied. The Administrator shall also engage in such assessment reasonably promptly upon the reasonable request of the Participant.
(c)Definitions.

(i)The Company’s “Stock Price” on a particular trading day for purposes of each Stock Price Milestone is equal to the Company’s 30-trading day volume weighted average price (“VWAP”) as of the close of such trading day.
(ii)Each “Stock Price Milestone” means the Company’s Stock Price set forth next to the applicable Tranche shown in the table in Section 2(a).
(iii)A “trading day” means a day on which the primary stock exchange or national market system on which the Shares trade (e.g., the New York Stock Exchange) is open for trading.
(iv)The “Performance Period” means the period from the Grant Date until the fourth (4th) anniversary of the Grant Date.
(d)Adjustments to Stock Price Milestones in the Event of Certain Corporate Transactions. Without limiting Section 5 of the Plan, the Stock Price Milestones will be adjusted in good faith by the Administrator, in consultation with the Participant, equitably and proportionately in a manner designed to preserve the economic opportunity provided under the Performance Stock Units, (1) higher to account for acquisition activity for which stock is provided as consideration; and (2) lower to account for a spin-off, dividend or other distribution (whether in the form of cash, shares, other securities, or other property) or divestiture activity, in each case, that could be considered material to the achievement of the Stock Price Milestones.
3.Termination of Service; Change in Control.
(a)Termination of Service.
(i)If the Participant’s Service terminates other than by (1) the Company for Cause or (2) the Participant without Good Reason (each as defined below) during the Performance Period, any unvested Tranche shall vest in accordance with Section 2(b)(ii) (applied as if the date of Participant’s Service termination is the last day of the Performance Period) .
(ii)Any unvested Performance Stock Units shall be forfeited and cancelled automatically upon any termination of the Participant’s Service other than as described in Section 3(a)(i).
(b)Change in Control. If a Change in Control occurs during the Performance Period, any unvested Tranche shall vest as of the effective time of such Change in Control in accordance with Section 2(b)(ii) except that the Company’s Stock Price shall be calculated using the higher of (1) the Company’s 30-trading day VWAP as of the close of the trading day immediately prior to the effective time of the Change in Control, and (2) the price per share (plus the per share value of any other consideration) received by the Company’s stockholders in the Change in Control (and in the case of share-based consideration, based on the closing price on the trading day immediately prior to the effective time of the Change in Control). Any Tranche that fails to vest as of the effective time of the Change in Control shall be forfeited and cancelled automatically.
(c)Definitions.
(i)“Cause” means the occurrence of one or more of the following with respect to the Participant: (1) a final, non-appealable finding by a court of competent jurisdiction of the Participant’s material breach of fiduciary duty or duty of loyalty to the Company; (2) a conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (3) the willful failure or refusal to perform and discharge the Participant’s duties and responsibilities on behalf of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, in each case which continues for ten (10) days after the Board provides written notice specifying in reasonable detail the facts and circumstances claimed to be the basis for such failure or refusal; (4) a willful and material breach of a written policy of the Company (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information); (5) a willful and material breach of an agreement with the Company (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement); (6) the commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company; or (7) the commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of the Participant’s lawful duties or responsibilities, which has or may be expected to have a materially and demonstrably adverse effect on the Company. No act or failure to act on the part of the Participant (A) that has occurred prior to the Grant Date shall be deemed to be for Cause or (B) shall be considered “willful” unless it is done or omitted to be done by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon the directive of the Board or advice of counsel to the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith or in the best interest of the Company. No termination of the Participant’s employment by the Company for Cause shall occur unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board (excluding the Participant, if the Participant is a member of the Board) at a meeting of the Board (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause has occurred.
(ii)“Good Reason” means the occurrence of one or more of the following without the Participant’s written consent, (1) a material reduction by the Company in base salary or target bonus; (2) a material diminution in duties, responsibilities, reporting relationship, or authority of employment; (3) a requirement that the Participant perform his duties from any particular location; or (4) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Agreement; provided, in each case, that the Participant has given the Company written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after the first occurrence of such circumstances, and the Company shall have thirty (30) calendar days following receipt of such notice to cure such circumstances in all material respects; and provided further, that no termination due to Good Reason shall occur after the ninetieth (90th) calendar day following the first occurrence of any grounds for Good Reason.
4.Timing and Form of Payment. Once a Performance Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Performance Stock Unit and in no event later than March 15th of the year following the year in which the Performance Stock Unit vests.
5.Tax Withholding. The Company or any Affiliate thereof shall, in accordance with Section 16 of the Plan, have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, cash or Shares that are distributable to the Participant with respect to Performance Stock Units that have vested in an amount sufficient to satisfy the federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. The Participant shall be entitled to elect to satisfy the amount of any such required tax withholding by having the Company withhold from the Shares otherwise distributable to the Participant with respect to Performance Stock Units that have vested a number of Shares having a Fair Market Value equal to the amount of such required tax withholdings.
6.Nontransferability of Performance Stock Units. The Performance Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, pursuant to procedures as the Administrator reasonably shall establish and subject to Section 13(g), for estate planning purposes.
7.Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his lifetime.
8.Adjustments. Notwithstanding any provision in the Plan, including Section 5 of the Plan, to the contrary, in the event that any dividend or other distribution (whether in the form of cash,

shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will adjust the number and class of shares subject to the Award.
9.Requirements of Law. The issuance of Shares following vesting of any Performance Stock Units shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
10.No Guarantee of Continued Service. Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.
11.No Rights as a Stockholder. The Participant shall not have any rights as a stockholder with respect to any Shares covered by the Performance Stock Units granted hereunder prior to the date on which he is recorded as the holder of those Shares on the records of the Company.
12.Acknowledgement of Plan Terms. The Participant acknowledges that he has been provided a copy of the Plan, has had the opportunity to review such Plan and agrees to be bound by all the terms and provisions of the Plan.
13.Miscellaneous.
(a)Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax or email, as follows:
(i)If to the Company:
Skillz Inc.
P.O. Box 445
San Francisco, CA 94104
Attention: Legal@Skillz.com
(ii)If to the Participant, to the Participant’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company.
All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth (5th) business day after the mailing thereof, (y) if by next-

day or overnight mail or delivery, on the day delivered, or (z) if by fax or email, on the day delivered, provided that such delivery is confirmed.
(b)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(c)No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.
(d)Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement.
(e)Entire Agreement; Amendment. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter. This Agreement may be amended as provided in the Omnibus Plan.
(f)Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
(g)Code Section 409A Compliance. The Performance Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Administrator determines that any portion of the Performance Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Administrator reserves the right to amend, restructure, terminate or replace such portion of the Performance Stock Units in order to cause such portion of the Performance Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section. For purposes of Code Section 409A, each payment made under this Agreement will be treated as a separate payment.
(h)Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(i)Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(j)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
(k)Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

SKILLZ INC.

By:	/s/ Nicole Singleton
	Name:	Nicole Singleton
	Title:	Head of People Operations

PARTICIPANT

By:	/s/ Andrew Paradise
	Name:	Andrew Paradise

[Signature Page to CEO Special Performance Stock Unit Award Agreement]